NeuroMetrix Reports Q2 2020 Financial Results

WOBURN, Mass., July 23, 2020 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter ended June 30, 2020. The Company is a leading developer of neurostimulation-based medical devices that are used to diagnose and treat chronic health conditions.

Q2 2020 Highlights:

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Total revenue of $1.4 million provided a gross margin of $0.9 million, at a gross margin rate of 63.6%. The COVID-19 effects on the economy and health care delivery adversely affected customer orders in all product lines.

•	DPNCheck® contributed $0.8 million revenue with about 46% coming from Asian markets. Quell® contributed $0.4 million revenue and ADVANCE $0.1 million revenue.

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Operating expenses were reduced to $1.7 million with lower variable spending in S&M and G&A. The R&D program maintained its primary focus on the DPNCheck technology upgrade. The Company is also making focused investments in Quell R&D, including development of Quell Flex to support the previously announced large fibromyalgia study by the University of Iowa and Vanderbilt University.

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Expanded DPNCheck distribution was announced, both in the U.S. Medicare Advantage market involving Biomedix, a data-oriented provider of diagnostics for value-based care, and in the China market involving Yabao Pharmaceutical Co., Ltd. Yabao, based in north China, is focused on chronic diseases affecting the elderly, women, and children, including those with diabetes. Yabao will work with the Company’s exclusive distributor for China, Omron Healthcare.

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The Company announced a Quell marketing initiative focusing on chronic knee pain. The effort includes direct-to-consumer digital marketing as well as informing physicians and other health care providers about the use of Quell for patients with knee pain.

•	The Company utilized its at-the-market (ATM) facility to raise $3.7 million in net proceeds from sale of common stock.

"Early signs of commercial recovery became evident during June in the Medicare Advantage sector of our DPNCheck business,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “The timing and pace of the ultimate recovery remains an uncertainty. We’ve taken this opportunity to strengthen our balance sheet and to broaden our business reach through the recently reported collaborations with Biomedix and Yabao. Both hold the potential to materially impact future DPNCheck revenue growth.”

Financials:

In the second quarter of 2020, total revenues were $1.4 million, down 42% from $2.4 million in the prior year period. Gross margin was $0.9 million versus a negative $0.8 million in Q2 2019. The gross margin rate of 63.6% improved from 53.9% in Q2 2019, excluding the effect of inventory charges taken in the year ago quarter. Operating expenses were $1.7 million, a reduction of $2.3 million from $4.0 million in Q2 2019. Other income was de minimis in Q2 2020. In Q2 2019 other income included $1.4 million in milestones under the Company’s

GlaxoSmithKline collaboration. Net loss was $0.9 million compared to a net loss of $3.4 million in Q2 2019. Net cash usage from operations was $1.1 million compared with $2.2 million in Q2 2019. The Company ended the quarter with cash of $5.4 million.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, July 23, 2020. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 4284442. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 4284442. It will remain available for one week. The call will also be webcast and accessible at www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is a leading developer and manufacturer of diagnostic and therapeutic neurostimulation-based medical devices that are used throughout the world. The Company has three FDA cleared commercial products. DPNCheck® is a point-of-care test that is used to evaluate peripheral neuropathies. ADVANCE™ is a point-of-care device that provides nerve conduction studies as an aid in diagnosing and evaluating patients suspected of having focal or systemic neuropathies. Quell® 2.0 is a wearable, mobile app enabled, neurostimulation device indicated for symptomatic relief and management of chronic pain and is available over-the-counter. The Company maintains an active, industry-leading R&D program. For more information, visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenues	$1,359,979	$2,354,683	$3,532,015	$5,477,618

Cost of revenues	495,086	3,143,787	1,115,276	5,468,018

Gross profit (loss)	864,893	(789,104)	2,416,739	9,600

Operating expenses:
Research and development	660,278	1,034,921	1,193,898	1,890,002
Sales and marketing	379,113	1,373,949	803,462	3,399,237
General and administrative	678,497	1,564,555	1,930,243	3,184,045

Total operating expenses	1,717,888	3,973,425	3,927,603	8,473,284

Loss from operations	(852,995)	(4,762,529)	(1,510,864)	(8,463,684)

Other income:
Collaboration income	—	1,381,818	—	7,116,667
Other income	1,051	18,520	1,549	35,333

Total other income	1,051	1,400,338	1,549	7,152,000

Net loss	$(851,944)	$(3,362,191)	$(1,509,315)	$(1,311,684)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30, 2020	December 31, 2019

Cash and cash equivalents	$5,434,983	$3,126,206
Other current assets	1,968,699	2,304,608
Noncurrent assets	1,201,846	1,462,872
Total assets	$8,605,528	$6,893,686

Current liabilities	$2,418,784	$3,446,778
Lease Obligation, net of current portion	698,128	916,674
Stockholders’ equity	5,488,616	2,530,234
Total liabilities and stockholders’ equity	$8,605,528	$6,893,686

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